Exhibit 4.1

INDENTURE

Dated as of March 3, 2021

VISTA OUTDOOR INC.,

as Issuer,

THE GUARANTORS PARTY HERETO,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

i

INDENTURE dated as of March 3, 2021, among VISTA OUTDOOR INC., a Delaware corporation (the “Company”), each of the Company’s subsidiaries signatory hereto or that becomes a Guarantor pursuant to the terms of this Indenture (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the notes authenticated and delivered under this Indenture (the “Notes”):

ARTICLE I

DEFINITIONS

SECTION 1.01          Definitions.  The following terms shall have the following meanings:

“ABL Credit Facility” means the Asset-Based Revolving Credit Agreement dated as of November 19, 2018, by and among the Company, the Subsidiaries of the Company listed on the signature pages thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refinancings or refundings thereof.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this Indenture, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent and Custodian.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn-out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than the greater of (x) $10.0 million and (y) 4.0% of LTM EBITDA;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in any joint venture or similar binding agreement;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice;

(k) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(m) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors or other relevant law in any jurisdiction of competent authority for the relief of debtors relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, examinership or reorganization or any amendment to, succession to or change in any such law.

“board of directors” means, with respect to a corporation, the board of directors of the corporation, and, with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been adopted by the board of directors of the Company or pursuant to authorization by the board of directors of the Company, including by an authorized officer, and to be in full force and effect on the date of the certificate, and delivered to the Trustee.

“Borrowing Base” means, at any time of calculation, an amount equal to, without duplication: (a) the sum of: (i) 100% of unrestricted cash and Cash Equivalents; plus (ii) (A) 90% of investment grade accounts receivable; plus (B) 85% of the accounts receivable (excluding any accounts receivable included in the Borrowing Base pursuant to clause (ii)(A) above), plus (iii) the lesser of (A) the product of 75% multiplied by the value of inventory at such time and (B) the product of 85% multiplied by the net orderly liquidation value of inventory at such time; plus (iv) the lesser of (A) the product of 75% multiplied by the value of in-transit inventory at such time and (B) the product of 85% multiplied by the net orderly liquidation value of in-transit inventory at such time, in each case of the Company and its Restricted Subsidiaries.

“Business Day” means each day that is not a Legal Holiday.

“Calculation Date” means the date on which the event for which the calculation of the Consolidated Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall occur.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation (including, without limitation, quotas) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect prior to the effective date of Financial Accounting Standards Board’s Accounting Standards Codification No. 842 (Leases), will be deemed not to represent a Capitalized Lease Obligation or Indebtedness.

“Cash Equivalents” means:

(1) United States Dollars;

(2) (a) Canadian Dollars, pounds sterling, yen, Euros, Brazilian reais, Renminbi and the New Taiwan dollar; and

(b) such other currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) and European Government Obligations, in each case with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(12) Investments in money market funds with average maturities of 24 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another Rating Agency).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) or (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any person, other than to the Company or one of its Restricted Subsidiaries;

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Company.

For the purposes of this definition, (i) the term “person” shall be defined as that term is used in Section 13(d)(3) of the Exchange Act; (ii) the term “beneficial owner” shall be defined as that term is used in Rules 13d‑3 and 13d‑5 under the Exchange Act; and (iii) any direct or indirect parent company of the Company shall not itself be considered a “person” for purposes of clause (2) above, so long as no “person” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such parent company.

“Company” has the meaning assigned to it in the preamble to this Indenture.

“Company Order” means a written order signed in the name of the Company by an Officer.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and amortization of intangible assets, debt issuance costs, commissions, fees and expenses, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP (excluding, in each case, amortization expense attributable to a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable in connection with a Permitted Receivables Financing, but excluding (i) penalties and interest relating to taxes, (ii) accretion or accrual of discounted liabilities not constituting Indebtedness, (iii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iv) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (v) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) the cumulative effect of a change in accounting principles during such period shall be excluded,

(2) any after-tax effect of income (loss) from abandoned or discontinued operations and any net after-tax gains or losses on disposal of abandoned or discontinued operations shall be excluded,

(3) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(4) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments that are actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(6) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, physical assets (including commodities and inventory), long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(8) any non-cash compensation or similar charge or expense or reduction of revenue, including any such charge or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management, other employees or business partners of the Company or any of its direct or indirect parent companies or subsidiaries shall be excluded,

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance, repayment or amendment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Original Issue Date and any such transaction undertaken but not completed), any non-cash expenses or charges recorded in accordance with GAAP relating to currency valuation of foreign denominated debt and any charges or non- recurring merger costs incurred during such period as a result of any such transaction including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with any acquisition or business arrangement (in each case, including any such transaction consummated prior to the Original Issue Date and any such transaction undertaken but not completed) shall be excluded,

(10) all extraordinary, unusual or non-recurring charges, gains and losses (whether cash or non-cash) (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP shall be excluded,

(11) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions shall be excluded,

(12) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of ASC 815 Derivatives and Hedging; and

(b) foreign currency and other non-operating gain or loss and foreign currency gain (loss) included in other operating expenses including any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(c) or (3)(d) of Section 4.07(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases or redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans or advances that constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(c) or (3)(d) of Section 4.07(a).

“Consolidated Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination less Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date of determination (in each case, determined on a Pro Forma Basis) to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending immediately prior to such determination date for which internal financial statements are available (determined on a Pro Forma Basis).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures), providing for revolving credit loans, term loans or letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders.

“Custodian” means (other than as used and defined in Article VI) the Trustee, as custodian with respect to any Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article II hereof.

“Depositary” means, with respect to any Notes issuable or issued, in whole or in part, in global form, the Person specified in Section 2.14 as the Depositary with respect to Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person, or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate), is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/ or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale and other than redeemable for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale and other than redeemable for Capital Stock of such Person that is not itself Disqualified Stock), in whole or in part, in each case prior to the date that is 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debt.

“DTC” means The Depository Trust Company or its successors.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case (other than clause (g)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes, and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period; plus

(b) Consolidated Interest Expense of such Person for such period, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (v) thereof to the extent the same were deducted (and not added back) in calculating Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, integration, business optimization and acquisition, investment or disposal-related costs (whether incurred prior to, or after, the consummation of any such acquisition, investment or disposal), retention charges, stock option and any other equity-based compensation expenses deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions, investments or disposals before or after the Original Issue Date and costs related to the closure and/or consolidation of facilities or headcount reductions or other similar actions (including severance charges in respect of employee terminations); plus

(e) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) income attributable to non-controlling interests in Subsidiaries to the extent deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g) Pro Forma Cost Savings; plus

(h) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a); plus

(i) the amount of any earn-out payments, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions; plus

(j) losses to the extent reimbursable by third parties in connection with any acquisition permitted hereunder, as determined in good faith by the Company; and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

“Electronic Means” means the following communications methods: unsecured e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Euro” means the lawful currency of participating member states of the European Union.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of Switzerland, the United Kingdom or any member state of the European Monetary Union as of January 1, 2007 (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes Issue Date” means August 11, 2015.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period (determined on a Pro Forma Basis).

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Holding Company” means, with respect to any Person, (a) any Restricted Subsidiary of such Person that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (b) any Restricted Subsidiary of such Person substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more CFCs and intellectual property relating to such CFCs and any other assets incidental thereto and (c) each Subsidiary of any of the foregoing Persons.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Original Issue Date or (2) if elected by the Company by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standards Board, as in effect on the first date of the period for which the Company is making such election; provided that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, and (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Original Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Original Issue Date.

“Global Note” when used with respect to any Series of Notes issued hereunder, means, individually and collectively, Notes executed by the Company and authenticated by the Trustee, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all the Outstanding Notes of such Series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest and which shall bear the legend as prescribed by Section 2.14(c).

“Global Note Legend” means the legend set forth in Section 2.14(c), which is required to be placed on all Global Notes issued under this Indenture and any global note legend required by a supplemental indenture or Officer’s Certificate with respect to one or more Series of Notes in addition to or in replacement thereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged;

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt; or

(3) AAA rated money market mutual funds, where 100% of the holdings are in securities described in clauses (1) or (2) of this definition of Government Securities or repurchase agreements that are fully collateralized by securities described in clauses (1) or (2) of this definition of Government Securities.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Guarantor” means each Subsidiary Guarantor and any other Person that becomes a Guarantor in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement, currency collar agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the applicable Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn- out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing net payment obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, the amount of such obligation being deemed to be the lesser of the value of such asset or the amount of the obligation so secured; and

(4) the amount of any Permitted Receivables Financing to which such Person is a party;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) any obligations under or in respect of operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Payment Date” when used with respect to any Series of Notes, means the date specified in such Notes for the payment of any installment of interest on those Notes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) (which fund may also hold immaterial amounts of cash pending investment or distribution thereof); and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to directors, officers, employees and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents (or in assets other than cash or Cash Equivalents that have been sold or otherwise disposed of for cash or Cash Equivalents) by the Company or a Restricted Subsidiary in respect of such Investment.

“LCT Provision” means any provision of this Indenture requiring a determination to be made in connection with a Limited Condition Transaction (or actions or transactions related thereto) with respect to:

(1)          whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is to be incurred in connection with such Limited Condition Transaction is permitted to be incurred pursuant to Section 4.09;

(2)          whether any Lien to be incurred in connection with such Limited Condition Transaction or to secure any Indebtedness related to such Limited Condition Transaction is permitted to be incurred pursuant to Section 4.12;

(3)          whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(4)          any calculation of any ratio, basket or financial metric, including Consolidated Net Leverage Ratio and Designated Non-Cash Consideration and whether a Default or Event of Default exists in connection with the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced, (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of prepayment (or similar notice), which may be conditional, has been delivered and (z) declaration of a Restricted Payment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available calculated on a Pro Forma Basis.

“Maturity Date,” when used with respect to any Note or installment of principal thereof, means the date on which the principal of such Note or such installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, notice of option to elect repayment or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets (other than required by clause (1) of Section 4.10(b)) and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, that either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “failure to pay” or “bankruptcy credit event” (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Company with respect to the Notes issued on the Original Issue Date, dated February 17, 2021.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or a Guarantor.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of a Guarantor by an Officer of such Guarantor (or if such Guarantor is a general partnership, one of the partners of the Guarantor).

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or a Subsidiary of the Company.

“Original Issue Date” means March 3, 2021.

“Original Issue Discount Note” means any Note that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.02.

“Outstanding” means, as of the date of determination, all Notes (or Series of Notes, as applicable) theretofore authenticated and delivered under this Indenture, except:

(1)          Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2)          Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust; provided that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture;

(3)          Notes that have been defeased pursuant to the procedures specified in Article VIII; and

(4)          Notes that have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Responsible Officer of the Trustee knows to be so owned shall be so disregarded.  Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include other indirect participants in The Depository Trust Company serving a similar function).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Investment” means:

(1)          any Investment in the Company or any of its Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as a result of such Investment;

(2)          any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3)          any Investment acquired after the Original Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in anticipation or contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(4)          any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) or any other disposition of assets not constituting an Asset Sale;

(5)          any Investment existing on the Original Issue Date or made pursuant to binding commitments in effect on the Original Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Original Issue Date; provided that the amount of any such Investment may be increased pursuant to such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Original Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)          any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)          consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b)          in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade counterparty or customer); or

(c)          in satisfaction of judgments against other Persons; or

(d)          as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)          Hedging Obligations permitted under Section 4.09(b)(10);

(8)          Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company;

(9)          guarantees of Indebtedness of the Company and any Restricted Subsidiary permitted under Section 4.09;

(10)          any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clause (2), (4) or (6) of such Section 4.11(b));

(11)          Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12)          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), not to exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13)          Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)          Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(15)          [Reserved];

(16)          loans and advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of the greater of (x) $10.0 million and (y) 4.0% of LTM EBITDA, outstanding at any one time, in the aggregate;

(17)          advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(18)          Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(19)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(20)          repurchases of Notes;

(21)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers;

(22)          Investments in the ordinary course of business in connection with joint marketing arrangements with another Person (including the licensing or contribution of intellectual property in connection therewith); and

(23)          Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing.

“Permitted Liens” means, with respect to any Person:

(1)          pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)          Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person to the extent required by GAAP;

(4)          Liens to secure the performance of statutory obligations or in favor of issuers of performance, surety, bid or appeal bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)          survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that, in all cases, were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)          Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (10), (18) or (23) of Section 4.09(b);

(7)          [Reserved];

(8)          Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in anticipation or contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9)          Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in anticipation or contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)          Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(11)          Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)          leases, subleases, licenses or sublicenses granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and that do not secure any Indebtedness;

(13)          Liens arising from Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, consignment of goods or similar arrangements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(14)          Liens in favor of the Company or any Subsidiary Guarantor;

(15)          Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(16)          Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extension, renewal or replacement) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8) or (9) to the extent that the Indebtedness secured by such new Lien is an amount equal to the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any Refinancing Expenses; provided, however, that in each case such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property);

(17)          deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)          other Liens securing obligations not to exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA (measured at the time of incurrence) at any one time outstanding;

(19)          Liens securing Indebtedness of any non-Guarantor Restricted Subsidiary permitted to be incurred under this Indenture, to the extent such Liens relate only to the assets and properties of a non-Guarantor Restricted Subsidiary (and for the avoidance of doubt, any Liens permitted by this clause (19) at the time of incurrence thereof shall continue to be permitted by this clause (19) if such non Guarantor Restricted Subsidiary later provides a Guarantee of the Notes);

(20)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(5) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(23)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24)          Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

(25)          Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or other cash management arrangements of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26)          Liens securing Indebtedness and other obligations to the extent permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, incurred pursuant to Section 4.09(b)(1);

(27)          any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(29)          Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(30)          [Reserved];

(31)          ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(32)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33)          Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34)          Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(35)          any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(36)          deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business of the Company and such Subsidiary to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(37)          prior to the date on which a Permitted Investment is consummated, Liens arising from any escrow arrangement pursuant to which the proceeds of any equity issuance or other funds used to finance all or a portion of such Permitted Investment are required to be held in escrow pending release to consummate such Permitted Investment;

(38)          Liens in connection with contracts for the sale of assets, including customary provisions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary; and

(39)          Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness pending consummation of a strategic transaction, or similar obligations; provided that such defeasance, discharge or redemption is otherwise permitted by this Indenture.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the board of directors of the Company has concluded are customary and market terms that are fair to the Company and its Restricted Subsidiaries.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including EBITDA, Borrowing Base, Consolidated Interest Expense, Consolidated Net Income, Fixed Charge Coverage Ratio or Consolidated Net Leverage Ratio, as of any date, that pro forma effect will be given to any acquisition, merger, amalgamation, consolidation, Investment, issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case that has occurred during the four consecutive fiscal quarter period being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person that became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), in each case, as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)          if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the determination under this definition is made had been the applicable rate for the entire period (taking into account any swap contracts applicable to such Indebtedness if such swap contracts have a remaining term in excess of 12 months);

(2)          interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3)          interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate;

(4)          interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)          to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated to give effect to any Pro Forma Cost Savings and (2) all adjustments of the type used in connection with the calculation of “EBITDA” to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of “run rate” cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and cost synergies (it being understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of EBITDA) projected by the Company (or any successor thereto) or any direct or indirect parent of the Company to be reasonably anticipated to be realizable calculated on a Pro Forma Basis; provided that such cost savings, operating expense reductions, operating improvements or cost synergies are reasonably identifiable and quantifiable and are to be realized as a result of actions initiated or to be initiated or taken on or prior to the date that is 24 months after the consummation of the applicable acquisition, merger, amalgamation, consolidation, Investment, disposition, or operational change or other action or transaction; provided further that no cost savings, operating expense reductions, operating improvements or cost synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or EBITDA, whether through a pro forma adjustment, add back exclusion or otherwise, for such period.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing Expenses” means, in connection with any refinancing, replacement, renewal or extension of any Indebtedness, Disqualified Stock or Preferred Stock permitted by this Indenture, the aggregate amount of (1) accrued and unpaid interest in respect of the Indebtedness being refinanced; (2) original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (3) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; and (4) fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock in connection with such refinancing.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” with respect to the Trustee, means any vice president, assistant vice president, trust officer, assistant trust officer or any other officer of the Trustee within the corporate trust department of the Trustee who customarily performs functions similar to those performed by the above designated officers or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary and Foreign Subsidiary Holding Company) that is not then an Unrestricted Subsidiary.  Upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a Restricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Subsidiary” means a Subsidiary of the Company:

(1)          that is designated a “Securitization Subsidiary” by the board of directors of the Company,

(2)          that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)          no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(a)          is guaranteed by the Company or any of its other Restricted Subsidiaries,

(b)          is recourse to or obligates the Company or any of its other Restricted Subsidiaries in any way, or

(c)          subjects any property or asset of the Company or any of its other Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4)          with respect to which neither the Company nor any of its other Restricted Subsidiaries has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in the case of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.  For the avoidance of doubt, any Indebtedness of the Company or any Subsidiary Guarantor that is permitted to be incurred under the terms of this Indenture shall constitute Senior Indebtedness for the purposes of this Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any related Guarantee.

“Series” or “Series of Notes” means each series of Notes or other debt instruments of the Company created pursuant to Sections 2.01 and 2.02 hereof.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Original Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Original Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or a reasonable extension, development or expansion of such business.

“Stated Maturity Date,” when used with respect to any Note, means the date specified in such Note as the fixed date on which an amount equal to the principal amount of such Note is due and payable.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.

“Subsidiary Guarantor” has the meaning assigned to it in the preamble to this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder, and if at any time there is more than one such person, “Trustee” as used with respect to the Notes of any Series shall mean the Trustee with respect to Notes of that Series.

“Unrestricted Cash” means, at any time, all cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such time; provided that such cash and Cash Equivalents (a) do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of the Company prepared in conformity with GAAP (unless such classification results solely from any Lien referred to in clause (b) below) and (b) are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, other than Liens created under a Credit Facility.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) such designation complies with Section 4.07; and

(2) each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(2) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than such ratio of the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

SECTION 1.02          Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Additional Notes”	2.02
“Affiliate Transaction”	4.11
“Alternate Offer”	4.13
“Asset Sale Offer”	4.10
“Authorized Officers”	11.02
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“Change of Control Payment Date”	4.13
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.14
“Directing Holder”	6.02
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Threshold”	4.10
“Guaranteed Obligations”	10.01
“incur”	4.09
“Instructions”	11.02
“LCT Election”	1.05
“LCT Test Date”	1.05
“Legal Defeasance”	8.02
“Legal Holiday”	11.07
“Noteholder Direction”	6.02
“OID”	4.06
“Paying Agent”	2.05
“Position Representation”	6.02
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.05
“Regular Record Date”	2.03
“Reversion Date”	4.14
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.14
“Suspension Period”	4.14
“Treasury Capital Stock”	4.07
“Verification Covenant”	6.02

SECTION 1.03          [Reserved].

SECTION 1.04          Rules of Construction.  Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          words in the singular include the plural, and in the plural include the singular;

(5)          provisions apply to successive events and transactions;

(6)          references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7)          the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(8)          all covenant basket sizes set forth herein, including any definitions relating thereto, are as specified in Dollars.

SECTION 1.05          Measuring Compliance.

(a)          When calculating compliance with any LCT Provision, the Company may, at its option (the Company’s election to exercise such option, which may be made at any time, an “LCT Election”), elect that the date of determination for such LCT Provision (the “LCT Test Date”) shall be deemed to be the date the definitive agreement or agreements for such Limited Condition Transaction are entered into (or, if applicable, the date any agreement to repay, repurchase or refinance Indebtedness, Disqualified Stock or Preferred Stock is entered into, the date of any irrevocable notice, which may be conditional, of any repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock that is given to the holders thereof, or the date of declaration of a Restricted Payment), and if, after giving effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments) on a Pro Forma Basis, the Company or any of its Restricted

Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such LCT Provision, such LCT Provision shall be deemed to have been complied with (or satisfied) for all purposes under this Indenture (in the case of Indebtedness, for example, regardless of whether such Indebtedness is committed, issued or otherwise incurred at the LCT Test Date or at any time thereafter); provided that compliance with such LCT Provision shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments).

(b)          For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the LCT Provisions for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of changes in any such ratio, test or basket, including due to changes in currency exchange rates, interest rates, EBITDA, Borrowing Base, Consolidated Interest Expense, Consolidated Net Income, Fixed Charge Coverage Ratio or Consolidated Net Leverage Ratio of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such changes; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase, repayment or refinancing specified in the irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested after giving pro forma effect to such Limited Condition Transaction as though such Limited Condition Transaction had occurred on the LCT Test Date and remained outstanding thereafter; (4) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such baskets, ratios and financial metrics; (5) if any ratios or financial metrics improve or baskets increase as a result of such changes, such improved ratios, financial metrics or baskets may be utilized; and (6) Consolidated Interest Expense will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company. In connection with a Limited Condition Transaction, compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the LCT Test Date and not as of any later date as would otherwise be required under this Indenture, except to the extent compliance with the relevant LCT Provision is redetermined as contemplated by clause (4) of the immediately preceding sentence.

(c)          To the extent the date of delivery of any document required to be delivered pursuant to any provision of this Indenture falls on a day that is not a Business Day, the applicable date of delivery shall be deemed to be the next succeeding Business Day.

(d)          For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are to be extended as, converted into or required to be exchanged for permanent refinancing either automatically or subject to customary conditions (including the absence of a payment or bankruptcy event of default) shall be deemed to have the maturity date as so extended, converted or exchanged.

(e)          Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket or ratio that was calculated or determined in good faith by a responsible financial or accounting officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted hereunder at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket or ratio to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default.

(f)          Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred, any Investment or Restricted Payment is made or other transaction is undertaken in reliance on the Consolidated Net Leverage Ratio or Fixed Charge Coverage Ratio, such ratio shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than, in the case of the Consolidated Net Leverage Ratio, another basket based on the Consolidated Net Leverage Ratio) on the same date, and each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred, each Investment or Restricted Payment made and each other transaction undertaken will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to the relevant Consolidated Net Leverage Ratio or Fixed Charge Coverage Ratio.

ARTICLE II

THE NOTES

SECTION 2.01          Issuable in Series.  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Notes may be issued in one or more Series.  All Notes of a Series shall be identical except as may be set forth in a Board Resolution, a supplemental indenture or an Officer’s Certificate detailing the adoption of the terms thereof pursuant to the authority granted under a Board Resolution.  In the case of Notes of a Series to be issued from time to time, the Board Resolution, supplemental indenture or Officer’s Certificate may provide for the method by which specified terms (such as interest rate, Maturity Date, Regular Record Date or date from which interest shall accrue) are to be determined.  Notes may differ between Series in respect of any matters.

SECTION 2.02          Establishment of Terms of Series of Notes.  At or prior to the issuance of any Notes within a Series, the Company may establish (as to the Series generally, in the case of subsection 2.02(a) and either as to such Notes within the Series or as to the Series generally in the case of subsections 2.02(b) through 2.02(v)) by a Board Resolution, a supplemental indenture or an Officer’s Certificate pursuant to authority granted under a Board Resolution the following terms applicable to such Notes:

(a)          the title of the Notes of the Series (which shall distinguish the Notes of that particular Series from the Notes of any other Series);

(b)          any limit upon the aggregate principal amount of the Notes of the Series which may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the Series);

(c)          the date or dates on which the principal and premium, if any, of the Notes of the Series are payable;

(d)          the rate or rates (which may be fixed or variable per annum) at which the Notes of the Series shall bear interest, if any, or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the Interest Payment Dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the Regular Record Dates (in the case of Notes in registered form), and the basis upon which such interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(e)          the currency or currencies, including composite currencies, in which Notes of the Series shall be denominated, the place or places, if any, in addition to or instead of the office of the Trustee where the principal, premium and interest with respect to Notes of such Series shall be payable or the method of such payment, if by wire transfer, mail or other means;

(f)          the price or prices at which, the period or periods within which, and the terms and conditions upon which, Notes of the Series may be redeemed, in whole or in part at the option of the Company or otherwise, including the applicability of, and any addition to or change in, the provisions (and the related definitions) set forth in Article III which applies to Notes of the Series;

(g)          the obligation, if any, of the Company to redeem, purchase or repay the Notes of the Series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Notes of the Series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

(h)          the terms, if any, upon which the Notes of the Series may be convertible into or exchanged for any of the Company’s ordinary shares, preferred shares, other debt securities or warrants for ordinary shares, preferred shares or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(i)          if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the Notes of the Series shall be issuable;

(j)          if the amount of principal, premium or interest with respect to the Notes of the Series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(k)          if the principal amount payable at the Stated Maturity Date of Notes of the Series will not be determinable as of any one or more dates prior to such Stated Maturity Date, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity Date other than the Stated Maturity Date and which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in Dollars;

(l)          any changes or additions to Article VIII;

(m)          if other than the entire principal amount thereof, the portion of the principal amount of the Notes of the Series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.02;

(n)          the terms, if any, of the transfer, mortgage, pledge or assignment as security for the Notes of the Series of any properties, assets, moneys, proceeds, securities or other collateral;

(o)          any addition to or change in the Events of Default which applies to any Notes of the Series and any change in the right of the Trustee or the requisite Holders of such Series of Notes to declare the principal amount of, premium, if any, and interest on such Series of Notes due and payable pursuant to Section 6.02;

(p)          if the Notes of the Series shall be issued in whole or in part in the form of a Global Note, the terms and conditions, if any, upon which such Global Note may be exchanged in whole or in part for other individual Definitive Notes of such Series, the Depositary for such Global Note and the form of any legend or legends to be borne by any such Global Note in addition to or in lieu of the Global Note Legend;

(q)          any Trustee, authenticating agent, Paying Agent, transfer agent or Registrar;

(r)          the applicability of, and any addition to or change in, the covenants (and the related definitions) set forth in Article IV or Article V which applies to Notes of the Series;

(s)          with regard to Notes of the Series that do not bear interest, the dates for certain required reports to the Trustee;

(t)          the intended United States federal income tax consequences of the Notes;

(u)          the terms applicable to Original Issue Discount Notes, including the rate or rates at which original issue discount will accrue; and

(v)          any other terms of Notes of the Series (which terms shall not be prohibited by the provisions of this Indenture).

All Notes of any one Series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by or pursuant to the Board Resolution, supplemental indenture or Officer’s Certificate referred to above, and the authorized principal amount of any Series may not be increased to provide for issuances of additional Notes of such Series, unless otherwise provided in such Board Resolution, supplemental indenture or Officer’s Certificate.  Any Notes issued after the Original Issue Date are herein referred to as “Additional Notes”.

SECTION 2.03          Denominations; Provisions for Payment.  The Notes shall be issuable and may be transferred only, except as otherwise provided with respect to any Series of Notes pursuant to Section 2.02, as registered Notes in the denominations of  $2,000 and any integral multiple of $1,000 in excess thereof, subject to Section 2.02(i).  The Notes of any Series shall bear interest payable on the dates and at the rate specified with respect to that Series.  Unless otherwise provided as contemplated by Section 2.02 with respect to Notes of any Series, the principal of and the interest on the Notes of any Series, as well as any premium thereon in case of redemption thereof prior to maturity, shall be payable in Dollars.  Such payment shall be made at the office or agency of the Company maintained for such purpose; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.  The Company hereby designates the office of the Trustee as one such office or agency with respect to the Notes.  Each Note shall be dated the date of its authentication.  Unless otherwise provided as contemplated by Section 2.02, interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months.

The interest installment on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date for Notes of that Series shall be paid to the Person in whose name said Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest installment.  In the event that any Note of any Series or portion thereof is called for redemption and the redemption date is subsequent to a Regular Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Note will be paid upon presentation and surrender of such Note as provided in Section 3.05 and Section 3.06.

Unless otherwise set forth in a Board Resolution, a supplemental indenture or an Officer’s Certificate establishing the terms of any Series of Notes pursuant to Section 2.02 hereof, the term “Regular Record Date” as used in this Indenture with respect to Notes of any Series with respect to any Interest Payment Date for such Series shall mean (i) either the fifteenth day of the month immediately preceding the month in which an Interest Payment Date established for such Series pursuant to Section 2.02 hereof shall occur, if such Interest Payment Date is the first day of a month, whether or not such date is a Business Day, or (ii) the last day of the month immediately preceding the month in which an Interest Payment Date established for such Series pursuant to Section 2.02 hereof shall occur, if such Interest Payment Date is the fifteenth day of a month, whether or not such date is a Business Day.

Subject to the foregoing provisions of this Section, each Note of a Series delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of such Series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

SECTION 2.04          Execution and Authentication.  One or more Officers shall sign the Notes for the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.  A Note shall not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.  The manual or electronic signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.  The Notes may contain such notations, legends or endorsements required by law, stock exchange rule or usage, but which shall not affect the rights, duties or immunities of the Trustee.

The Trustee shall at any time, and from time to time, authenticate Notes for original issue in the principal amount provided in a Company Order.  Such Company Order shall specify the amount of Notes to be authenticated, the date on which the issue of Notes is to be authenticated, the number of separate Notes to be authenticated, the registered Holder of each Note and delivery instructions.  Each Note shall be dated the date of its authentication unless otherwise provided by a Board Resolution, a supplemental indenture hereto or an Officer’s Certificate.

The aggregate principal amount of Notes of any Series Outstanding at any time may not exceed any limit upon the maximum principal amount for such Series set forth in the Board Resolution, supplemental indenture hereto or Officer’s Certificate delivered pursuant to Section 2.02, except as provided in Section 2.09.

Prior to the first issuance of Notes of any Series, the Trustee shall have received and (subject to Section 7.02) shall be fully protected in relying on:  (a) the Board Resolution, supplemental indenture hereto or Officer’s Certificate establishing the form of the Notes of that Series or of Notes within that Series and the terms of the Notes of that Series or of Notes within that Series, (b) an Officer’s Certificate with respect to both the issuance and authentication of such Notes, and (c) other than with respect to Notes issued on the Original Issue Date, an Opinion of Counsel with respect to both the issuance and authentication of such Notes which shall also state: (i) that such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; (ii) that the Guarantees relating to such Notes constitute valid and legally binding obligations of the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; (iii) that this Indenture and any such supplemental indenture constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and (iv) all conditions precedent, if any, in connection with the execution of such supplemental indenture have been satisfied.

The Trustee shall have the right to decline to authenticate and deliver any Notes of such Series:  (a) if the Trustee, being advised by counsel, determines that such action may not lawfully be taken; (b) if the Trustee shall determine that such action would expose the Trustee to personal liability to Holders of any then Outstanding Series of Notes or otherwise exposes the Trustee to liability hereunder or under any Series of Notes; or (c) if the issue of such Notes will adversely affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner that is not reasonably acceptable to the Trustee.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

SECTION 2.05          Registrar and Paying Agent.  (a)  The Company shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”) and one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-Registrars and one or more additional Paying Agents. The term “Registrar” includes any co-Registrar and the term “Paying Agent” includes any additional Paying Agent.

(b)          The Company shall give prompt written notice to the Trustee of any such co-Registrar or additional Paying Agents and of any change in the name or address of any such Registrar or Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such, or appoint any necessary Registrar or Paying Agent.  The Company may change the Paying Agents or the Registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a Paying Agent or Registrar with respect to any Notes.

(c)          The Company hereby appoints the Trustee to be the initial Registrar and Paying Agent for the Notes.

SECTION 2.06          Paying Agent To Hold Money in Trust.  Each Paying Agent, other than the Trustee, agrees that it will hold in trust, for the benefit of Holders of any Series of Notes or the Trustee, all money held by the Paying Agent for the payment of principal of or interest on the Series of Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  Notwithstanding anything in this Section 2.06 to the contrary, (i) the agreement to hold sums in trust as provided in this Section 2.06 is subject to the provisions of Section 8.06, and (ii) the Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms and conditions as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent (if other than the Company) shall be released from all further liability with respect to the money.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of Holders of any Series of Notes all money held by it as Paying Agent.

SECTION 2.07          Holder Lists.  (a)  The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of each Series of Notes and the Company undertakes to provide, or cause the Depositary to provide, such a list at the Registrar’s or Trustee’s reasonable request but in any case no more often than at stated intervals of six months, unless the Company and the Trustee or Registrar shall otherwise agree.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least ten days before each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders of each Series of Notes.

(b)          The Trustee may destroy any list furnished to it as provided in Section 2.07(a) upon receipt of a new list so furnished.

SECTION 2.08          Transfer and Exchange.  When Notes of a Series are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met.  To permit registrations of transfers and exchanges, the Company shall execute, and the Trustee, upon a Company Order, shall authenticate, Notes.  No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment from the transferring or exchanging Holder, as the case may be, of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Section 2.11, 3.06 or 9.04).

Neither the Company nor the Trustee shall be required (a) to issue, register the transfer of, or exchange Notes of any Series for the period beginning at the opening of business 30 days immediately preceding the mailing of a notice of redemption of Notes of that Series selected for redemption and ending at the close of business on the day of such mailing, or (b) to register the transfer or exchange of Notes of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part.

All Notes presented or surrendered for exchange or registration of transfer, as provided in this Section 2.08, shall be accompanied by a written instrument or instruments of transfer satisfactory to the Company and the Trustee, duly executed by the registered Holder or by such Holder’s duly authorized attorney in writing and, if necessary, by the transferee or such transferee’s duly authorized attorney in writing.

The provisions of this Section 2.08 are, with respect to any Global Note, subject to Section 2.14 hereof.

SECTION 2.09          Mutilated, Destroyed, Lost and Stolen Notes.  If any mutilated Note is surrendered to the Trustee, the Company shall execute and the Trustee, upon a Company Order, shall authenticate and deliver in exchange therefor a new Note of the same Series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and the Trustee, upon a Company Order, shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of the same Series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note (without surrender thereof except in the case of a mutilated Note) if the applicant for such payment shall furnish to the Company and the Trustee such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, and, in case of destruction, loss or theft, evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Upon the issuance of any new Note under this Section 2.09, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note of any Series issued pursuant to this Section 2.09 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes of that Series duly issued hereunder.

The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) any and all other rights and remedies, notwithstanding any law or statute existing or hereafter enacted to the contrary, with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes, negotiable instruments or other securities.

SECTION 2.10          Treasury Notes.  In determining whether the Holders of the required principal amount of Notes of a Series have concurred in any request, demand, authorization, direction, notice, consent or waiver, Notes of a Series owned by the Company or any Guarantor, or any of their respective subsidiaries, shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver only Notes of a Series that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Subject to the foregoing, only Notes Outstanding at the time shall be considered in any such determination.

SECTION 2.11          Temporary Notes.  Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a Company Order.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes, which shall not affect the rights, duties or immunities of the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee, upon a Company Order, shall authenticate Definitive Notes of the same Series and Maturity Date in exchange for temporary Notes.  Until so exchanged, temporary Notes shall have the same rights under this Indenture as the Definitive Notes.

SECTION 2.12          Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee shall cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and shall destroy such canceled Notes (subject to the record retention requirement of the Exchange Act and its customary practices) and, upon request, provide evidence of the cancellation of all cancelled Notes to the Company.  The Company may not issue new Notes to replace Notes that they have paid or delivered to the Trustee for cancellation.

SECTION 2.13          Defaulted Interest.  If the Company defaults in a payment of interest on a Series of Notes, it shall pay the defaulted interest in any lawful manner, plus, to the extent permitted by law and if the terms of such Series so provide, any interest payable on the defaulted interest, to the persons who are Holders of the Series on a subsequent special record date.  The Company shall fix the record date and payment date.  At least 10 days before the record date, the Company shall mail or deliver to the Trustee and to each Holder of the Series a notice that states the record date, the payment date and the amount of interest to be paid, including any defaulted interest and interest thereon.

SECTION 2.14          Global Notes.  (a)  Terms of Notes.  A Board Resolution, a supplemental indenture hereto or an Officer’s Certificate shall establish whether the Notes of a Series shall be issued in whole or in part in the form of one or more Global Notes and the Depositary for such Global Note or Notes.

(b)          Transfer and Exchange.  Notwithstanding any provisions to the contrary contained in Section 2.08 of this Indenture and in addition thereto, any Global Note shall be exchangeable pursuant to Section 2.08 of this Indenture for Notes registered in the names of Holders (and held in definitive form) other than the Depositary for such Note or its nominee only if (i) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depositary within 90 days of such event, and (ii) the Company executes and delivers to the Trustee an Officer’s Certificate (and any other deliverables required hereunder) stating that such Global Note shall be so exchangeable.  Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as the Depositary shall direct in writing in an aggregate principal amount equal to the principal amount of the Global Note with like tenor and terms.

Except as provided in this Section 2.14(b), a Global Note may only be transferred in whole but not in part (i) by the Depositary with respect to such Global Note to a nominee of such Depositary, (ii) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (iii) by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary.

(c)          Legend.  Any Global Note issued hereunder shall bear a legend in substantially the following form; provided that any global note legend required by a supplemental indenture or Officer’s Certificate with respect to one or more Series of Notes shall be appended in addition to or in replacement of the following form:

“This Note is held by the Depositary (as defined in the Indenture governing this Note) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (a) the Trustee or the Registrar may make such notations hereon as may be required pursuant to Section 2.04 of the Indenture, (b) this Note may be exchanged in whole but not in part pursuant to Section 2.14(b) of the Indenture, (c) this Global Note may be delivered to the Trustee for cancellation pursuant to Section 2.12 of the Indenture and (d) except as otherwise provided in Section 2.14(b) of the Indenture, this Note may be transferred, in whole but not in part, only (x) by the Depositary to a nominee of the Depositary, (y) by a nominee of the Depositary to the Depositary or another nominee of the Depositary or (z) by the Depositary or any nominee to a successor Depositary or to a nominee of such successor Depositary.”

(d)          Acts of Holders.  (i)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(ii)          The fact and date of the execution by any Person of any such instrument or writing may be proved by any reasonable manner which the Trustee deems sufficient.

(iii)          The ownership of registered securities shall be proved by the register maintained by the Registrar.

(iv)          Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(v)          If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Company shall have no obligation to do so.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided that such authorization, agreement or consent by the Holders on such record date shall not be deemed effective unless it shall become effective pursuant to the provisions of this Indenture within six months after the record date.

The Depositary, as a Holder, may establish procedures for beneficial owners of Notes who hold interests in the Notes through Participants to provide any request, demand, authorization, direction, notice, consent, waiver or other action that a Holder is entitled to give or take under this Indenture and it may take actions as Holder consistent with such instructions in accordance with such procedures. Neither the Trustee nor any Agent shall have any duty, obligation, responsibility or liability with respect to any Depositary’s procedures, action or inaction.

(e)          Payments.  Notwithstanding the other provisions of this Indenture, unless otherwise specified as contemplated by Section 2.02, payment of the principal of and interest, if any, on any Global Note shall be made to the Holder thereof.

(f)          Depositaries.  The Company hereby appoints DTC to act as initial Depositary with respect to the Notes.

SECTION 2.15          CUSIP Numbers, ISINs and Common Code Numbers.  The Company in issuing the Notes may use “CUSIP” numbers, “ISINs” and “Common Code” numbers (if then generally in use), and, if so, the Company shall use “CUSIP” numbers, “ISINs” or “Common Code” numbers in notices of redemption as provided in Section 3.03; provided that (i) neither the Company nor the Trustee shall have any responsibility or liability for any defect in the “CUSIP” number, “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, (ii) any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption, (iii) reliance may be placed only on the other elements of identification printed on the Notes and (iv) any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall notify the Trustee of changes in the “CUSIP” number, “ISIN” or “Common Code” number for the Notes of which it becomes aware.

SECTION 2.16          Benefits of Indenture.  Nothing in this Indenture or in the Notes, express or implied, shall give or be construed to give to any Person, other than the parties hereto and the Holders of the Notes, any legal or equitable right, remedy or claim under or in respect of this Indenture, or under any covenant, condition or provision herein contained; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and of the Holders of the Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.01          Notices to Trustee.  The Company may, with respect to any Series of Notes, reserve the right to redeem and pay the Series of Notes or may covenant to redeem and pay the Series of Notes or any part thereof prior to the Stated Maturity Date thereof at such time and on such terms as provided for in such Series of Notes.  If a Series of Notes is redeemable and the Company wants or is obligated to redeem prior to the Stated Maturity Date thereof all or part of the Series of Notes pursuant to the terms of such Notes, the Company shall notify the Trustee in writing of the redemption date and the principal amount of Notes of the Series to be redeemed and the redemption price.  Except as otherwise provided in Section 3.03, the Company shall give such written notice to the Trustee in the form of an Officer’s Certificate at least 10 days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof unless the Trustee consents to a shorter period.

SECTION 3.02          Selection of Notes To Be Redeemed.  Unless otherwise indicated for a particular Series by a Board Resolution, a supplemental indenture or an Officer’s Certificate, if less than all of the Notes of a Series are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased as follows:

(1)          if the Company notifies the Trustee in writing that the Notes are listed on an exchange, in compliance with the requirements of such exchange; or

(2)          on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable or permitted for any reason, by lot or by such other method as may be prescribed by DTC’s applicable procedures.

No Notes of $2,000 of principal amount or less (or, in the case of any Series of Notes established in denominations less than $2,000, the principal amount or less of such denomination) will be redeemed in part.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall make the selection from Outstanding Notes of a Series not previously called for redemption.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note of the same Series and Stated Maturity Date shall state the portion of the principal amount of that Note to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the redemption date, interest ceases to accrue or accrete on Notes or portions of them called for redemption.

SECTION 3.03          Notice of Redemption.  Unless otherwise provided for a particular Series of Notes by a Board Resolution, a supplemental indenture or an Officer’s Certificate, at least 10 days but not more than 60 days before a redemption date, the Company shall deliver electronically or mail or cause to be mailed, by first-class mail, postage prepaid (or otherwise delivered in accordance with the procedures of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(1)          the redemption date;

(2)          the redemption price, which will include interest accrued and unpaid to the date fixed for redemption;

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)          the name and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)          that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)          the paragraph of the Notes and/or provision of this Indenture or any supplemental indenture pursuant to which the Notes called for redemption are being redeemed;

(8)          the CUSIP number, ISIN and Common Code number, if any, printed on the Notes being redeemed;

(9)          any applicable conditions precedent and the procedures for notice to the Trustee and Holders of any failure or delay to satisfy such conditions;

(10)          whether payment of the redemption price and the performance of the Company’s obligations with respect to such redemption will be performed by another Person; and

(11)          that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall deliver to the Trustee, at least 10 days prior to the intended delivery or mailing of any such notice (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as required by this Section.

SECTION 3.04          Effect of Notice of Redemption.  Once notice of redemption is delivered or mailed in accordance with Section 3.03 hereof and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the redemption date at the redemption price, subject to the following paragraph.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Notice of any redemption may be given prior to the completion of any offering or other corporate transaction, and any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of the related offering or corporate transaction. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the judgment of the Company any or all of such conditions will not be satisfied or waived.

SECTION 3.05          Deposit of Redemption Price.  No later than 10:00 a.m. local time on the redemption date in the place of payment of such redemption, the Company shall deposit with the Trustee or with the Paying Agent money in Dollars sufficient to pay the redemption price of and accrued interest on all Notes (or portions of

Notes) to be redeemed on that date.  Neither the Trustee nor the Paying Agent shall be obligated to make payments to Holders or the Depositary without receipt of such sufficient funds.  The Trustee or the Paying Agent shall as promptly as practicable return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.  If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

If the Company complies with the provisions of the immediately preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid on the redemption date to the Person in whose name such Note was registered at the close of business on such Regular Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent permitted by law and if the terms of such Series so provide, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

SECTION 3.06          Notes Redeemed in Part.  Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee, upon a Company Order and receipt of the deliverables required hereunder, shall authenticate for the Holder (at the Company’s expense) a new Note of the same Series and Stated Maturity Date equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07          Optional Redemption.  The Company may redeem all or part of the Notes within a series pursuant to the terms of any Board Resolution, supplemental indenture or Officer’s Certificate pursuant to which such Series was established, which redemption provisions may amend or supersede the other provisions of this Section 3.07.

SECTION 3.08          Additional Redemptions and Repurchases.  At any time and notwitstanding anything to the contrary contained in this Indenture, in connection with any tender offer for all of the outstanding Notes (including pursuant to a Change of Control Offer, Alternate Offer or Asset Sale Offer (each as defined below)), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

ARTICLE IV

COVENANTS

SECTION 4.01          Payment of Notes.  The Company covenants and agrees, for the benefit of the Holders of each Series of Notes, that it will duly and punctually make all payments in respect of each Series of Notes on the dates and in the manner provided in such Series of Notes and this Indenture.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. local time in the place of payment on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due. Such payments shall be considered made on the date due if on such date the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to make all payments with respect to such Notes then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.  Neither the Trustee nor the applicable Paying Agent shall be obligated to make payments to Holders or the Depositary without receipt of such sufficient funds.

SECTION 4.02          Reports and Other Information.

(a)          For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence), and provide to the Holders of the Notes (or the Trustee for provision to the Holders of the Notes), within the time periods specified in such Sections:

(i)          all quarterly and annual reports required to be filed with the SEC on Forms 10-Q and 10-K; and

(ii)          all current reports required to be filed with the SEC on Form 8-K.

While the Company remains subject to the periodic reporting requirements of the Exchange Act, the Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings.

(b)          If, at any time, the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for any reason, the Company will nevertheless provide to the holders of the Notes (or the Trustee for provision to the holders of the Notes) the substance of the reports specified above, other than (a) separate financial statements or condensed consolidating financial information required by Rule 3-10 or 3-16 of Regulation S X; (b) information required by Item 10(e) of Regulation S-K or Regulation G under the Securities Act (in each case with respect to any non-GAAP financial measures contained therein); and (c) information required by Item 402 or 601 of Regulation S-K (but will not be required to file such reports with the SEC), in each case within the time periods that would apply if the Company were required to file those reports with the SEC. Such information may be provided to holders of the Notes via a non-public, password protected website maintained by the Company, any direct or indirect parent of the Company, any Restricted Subsidiary or a third party to which access will be given to holders of the Notes, prospective investors in the Notes and securities analysts and market making financial institutions. Any person who requests or accesses financial information required by this covenant and provided via a non-public website as set forth above will be required to provide its email address, employer name and represent to the Company that:

(1) it is a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a bona fide market maker in the Notes or a bona fide securities analyst providing an analysis of investment in the Notes;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such provided information confidential; and

(4) it (a) will not use such information in any manner intended to compete with the business of the Company and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates (other than any affiliate that is a bona fide debt fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course)) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operating or owning a Similar Business.

(c)          For purposes of this Section 4.02, the Company will be deemed to have provided a required report to the Trustee and Holders of the Notes if it has timely filed such report with the SEC via the EDGAR filing system (or any successor system).

(d)          At any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(e)          Notwithstanding the foregoing, the Company may satisfy its obligations pursuant to this Section 4.02 with respect to financial information relating to the Company by providing, furnishing or filing the required financial information relating to a direct or indirect parent company and, unless such direct or indirect parent company becomes a guarantor of the Notes, such financial information will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or in another comparable section, of the financial condition and results of operations of the Company and Restricted Subsidiaries separate from the financial condition and results of operations of such direct or indirect parent company of the Company.

(f)          Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.02 and any Default or Event of Default from such non-compliance shall be automatically cured when the Company or its direct or indirect parent company, as the case may be, makes available all required reports to the Holders of the Notes.

(g)          At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken together as one Subsidiary, constitute or would constitute a Significant Subsidiary of the Company based on the financial statements for the most recently ended fiscal year for which financial statements are available, then the quarterly and annual financial information required by this Section 4.02 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or in another comparable section, of the financial condition and results of operations of the Company and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Company.

(h)          With respect to this Section 4.02, the Trustee shall have no obligation to determine whether such information, documents or reports have been so posted or filed. Delivery of such information, documents and reports to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or any internet or intranet website or datasite under this Indenture.

SECTION 4.03          Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each of its Restricted Subsidiaries has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that, to such Officer’s knowledge, the Company and each of its Restricted Subsidiaries has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred and is continuing, describing all such Defaults or Events of Default of which such Officer has knowledge and what action the Company and its Restricted Subsidiaries are taking or propose to take, if any, with respect thereto).

SECTION 4.04          Further Instruments and Acts.  The Company and the Guarantors shall execute and deliver to the Trustee such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.05          Corporate Existence.  Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)          its existence in accordance with its organizational documents (as the same may be amended from time to time); and

(2)          the rights (charter and statutory), licenses and franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06          Calculation of Original Issue Discount.  If the Notes are issued with original issue discount (other than de minimis original issue discount) (“OID”), as defined under the Internal Revenue Code, the Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of OID (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (ii) such other specific information relating to such OID as may then be relevant under the Internal Revenue Code.

SECTION 4.07          Restricted Payments.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation involving the Company or any Restricted Subsidiary, other than:

(A)          dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(B)          dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, or any direct or indirect parent of the Company, including any such purchase, redemption, defeasance, acquisition or retirement in connection with any merger or consolidation;

(iii)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (a) Indebtedness permitted under Section 4.09(b)(7) or 4.09(b)(8) or (b) the payment, redemption, repurchase, defeasance or other acquisition of Subordinated Indebtedness in anticipation of satisfying a rescheduled payment, sinking fund obligation, principal installment or maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement; or

(iv)          make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)          immediately after giving effect to such transaction on a Pro Forma Basis, the Company could incur $1.00 of additional Indebtedness under Section 4.09(a); and

(3)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (and not rescinded or refunded) after the Existing Notes Issue Date (including Restricted Payments permitted by Section 4.07(b)(1), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on April 1, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (which may not be less than zero); plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Original Issue Date from the issue or sale of:

(i) Equity Interests of the Company, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any present, former or future employees, directors, officers, managers or consultants of the Company or any of the Company’s Subsidiaries after the Original Issue Date to the extent such amounts have been applied to the amount of available Restricted Payments in accordance with Section 4.07(b)(5); and

(y) Designated Preferred Stock; and

(ii) debt securities of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (X) Refunding Capital Stock (as defined below), (Y) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, or (Z) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(c) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances that constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Original Issue Date (in each case, other than to the extent the Investment was made by the Company or a Restricted Subsidiary pursuant to Section 4.07(b)(10) or 4.07(b)(13) or to the extent such Investment constituted a Permitted Investment); or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 4.07(b)(10) or 4.07(b)(13)or to the extent such Investment constituted a Permitted Investment) or a distribution or dividend from an Unrestricted Subsidiary, in each case, after the Original Issue Date; plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value (as determined in good faith by the Company) of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 4.07(b)(10) or (13) or to the extent such Investment constituted a Permitted Investment.

(b)          The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”)

(3) any other Restricted Payment made in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock or Designated Preferred Stock);

(4) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of the Company or a Subsidiary Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness or Disqualified Stock of the Company or a Subsidiary Guarantor, as the case may be, that in each case is incurred in compliance with Section 4.09 but only:

(a) to the extent that the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium to be paid, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness, and any excess amount is otherwise permitted under this Indenture;

(b) if such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent, if at all, as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c) if such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, defeased, acquired or retired; and

(d) if such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so redeemed, repurchased, defeased, acquired or retired;

(5) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company held by any future, present or former employee, director, officer, manager or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management, director or employee benefit plan or agreement (x) upon the death or disability of such employee, director, officer, manager or consultant or (y) upon the resignation or other termination of employment of such employee, director, officer, manager or consultant; provided, however, that the aggregate Restricted Payments made under this clause (5) do not exceed in any calendar year the greater of (i) $10.0 million and (ii) 4.0% of LTM EBITDA (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to employees, directors, officers, managers or consultants of the Company or any of its Restricted Subsidiaries that occurs after the Original Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(3); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Original Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clause (a) or (b) of this clause (5);

and provided further that (i) cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, managers or consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries, or of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09;

(7) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Original Issue Date; and (b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, however, in the case of each of subclauses (a) and (b) of this clause (7), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock that is Preferred Stock, after giving effect to such declaration of dividends on a Pro Forma Basis (which, for the avoidance of doubt, shall be included in Fixed Charges), the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(8) repurchases of Equity Interests deemed to occur (i) upon the exercise of stock options, stock appreciation rights, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards or (ii) for the purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award of any stock options, stock appreciation rights warrants or other equity-based awards;

(9) the declaration and payment of ordinary dividends or distributions in respect of, or repurchases of, the Company’s common stock in an aggregate amount not to exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA during any fiscal year;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $75.0 million and (y) 25.0% of LTM EBITDA;

(11) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those set forth in Sections 4.10 and 4.13; provided that all Notes tendered in connection with a Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired for value;

(12) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents); and

(13) the making of other Restricted Payments if, at the time of the making of such Restricted Payment, and on a Pro Forma Basis (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment and the application of the net proceeds thereof), the Consolidated Net Leverage Ratio of the Company would not exceed 3.00 to 1.00;

provided that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (10) or (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          In the event that a Restricted Payment (or a portion thereof) meets the criteria of more than one of clauses (1) through (13) of Section 4.07(b) or may be made pursuant to Section 4.07(a), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (13) of Section 4.07(b)  and Section 4.07(a) in any manner that otherwise complies with this Section 4.07.

(d)          The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the provisions of the definition of “Unrestricted Subsidiary.”  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.”  Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.  Any changes to the aforementioned designations shall be evidenced in an Officer’s Certificate delivered by the Company to the Trustee.

SECTION 4.08          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) (A) pay dividends or make any other distributions to the Company or any Subsidiary Guarantor on its Capital Stock, or

(B) pay any Indebtedness owed to the Company or any Subsidiary Guarantor;

(2) make loans or advances to the Company or any Subsidiary Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Subsidiary Guarantor.

(b)          The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Original Issue Date, including pursuant to the ABL Credit Facility and the related documentation and Hedging Obligations in effect on the Original Issue Date and any related documentation;

(2) this Indenture, the Notes and the Guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 4.08(a)(3) above on the property so acquired;

(4) applicable law or any applicable rule, regulation, order, approval, license, permit or other similar restriction, including under contracts with domestic or foreign governments or agencies thereof entered into in the ordinary course of business;

(5) any agreement or other instrument (including an instrument governing Capital Stock or Indebtedness) of a Person acquired by the Company or any Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in anticipation or contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of assets subject to such Lien;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Original Issue Date pursuant to Section 4.09; provided that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and provided further, that the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not individually or in the aggregate have a material adverse effect on the Company’s ability to make required payments in respect of the Notes;

(10) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) non-assignment provisions of any contract or any lease of any Restricted Subsidiary entered into in the ordinary course of business;

(13) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(14) any agreement or instrument governing Capital Stock of any Person that is acquired;

(15) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(16) any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, either (i) not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, or (ii) ordinary and customary with respect to such instruments and obligations at the time of such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(17) restrictions constituting customary restrictions with respect to a Securitization Subsidiary pursuant to the terms of a Permitted Receivables Financing.

SECTION 4.09          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and each instance thereof, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)          The provisions of Section 4.09(a) shall not prohibit the incurrence of any of the following items of Indebtedness:

(1) (a) the incurrence of Indebtedness pursuant to Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any one time outstanding not to exceed the greater of (x) the sum of (i) the greater of (A) $450.0 million and (B) the Borrowing Base determined on a Pro Forma Basis and (ii) $375.0 million and (y) 300% of LTM EBITDA; and (b) Indebtedness incurred to refund or refinance Indebtedness incurred pursuant to clause (1)(a) or this clause (1)(b), plus Refinancing Expenses (it being understood that amounts outstanding under this clause (b) shall reduce the availability (but not below zero) under the foregoing clause (a));

(2) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under the Notes (including Guarantees thereof) (other than any Additional Notes);

(3) [Reserved];

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any of its Restricted Subsidiaries, and the issuance of Preferred Stock by any Restricted Subsidiary of the Company, to finance the purchase, lease or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the purchase of Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence not to exceed the greater of (x) $100.0 million and (y) 37.5% of LTM EBITDA; provided, however, that such Indebtedness exists at the date of such purchase or transaction or is created within 365 days thereafter (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset);

(5)          Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, death, disability or other employee benefits or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(6)          Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, including earnouts, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in the Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred pursuant to this Section 4.09, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal, stay, surety, customs and replevin bonds and performance and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)          Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA;

(13)          the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness or Disqualified Stock, and the issuance by any Restricted Subsidiary of Preferred Stock, in each case that serves to refund, refinance, replace, renew, extend or defease any Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary incurred or issued as permitted under the first paragraph of this covenant or clause (2), (3), (4) or (12) above, this clause (13) or clause (14) or (24) below or any Indebtedness, Disqualified Stock or Preferred Stock previously incurred or issued to so refund, refinance, replace, renew, extend or defease such Indebtedness or Disqualified Stock or Preferred Stock (provided that any amounts incurred under this clause (13) as Refinancing Indebtedness in respect of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under or in respect of Refinancing Indebtedness previously incurred in respect of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under clause (4), (12) or (24) shall reduce the amount available under such clause so long as such Refinancing Indebtedness remains outstanding), including, in each case, such additional Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to pay Refinancing Expenses in connection therewith (the “Refinancing Indebtedness”), prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (i) Subordinated Indebtedness, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided further, that subclause (a) of this clause (13) will not apply to any refunding, refinancing, replacement, renewal, extension or defeasance of any Secured Indebtedness;

(14)          (x) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that, in the case of subclauses (x) and (y), after giving effect to such acquisition, merger or consolidation, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is greater than immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities pursuant to this Section 4.09, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19) [Reserved];

(20) Indebtedness consisting of cash management services and related activities incurred in the ordinary course of business, including in respect of credit card obligations, overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse or other electronic transfers of funds;

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22) Indebtedness under any Permitted Receivables Financing incurred on or after the Original Issue Date;

(23) Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers’ acceptances or discounted bills of exchange, in each case incurred or undertaken consistent with past practice or in the ordinary course of business; and

(24) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (24), the greater of (x) $75.0 million and (y) 25.0% of LTM EBITDA.

(c)          For purposes of determining compliance with this Section 4.09, (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; and (2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and (b) above.

(d)          Notwithstanding anything else in this Section 4.09, Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(a) or clause (12), (13), (14) or (24) of Section 4.09(b) if, on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred or issued pursuant to this Section 4.09 at any one time outstanding would exceed the greater of (x) $275.0 million and (y) 100.0% of LTM EBITDA.

(e)          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, will in each case not be deemed to be an incurrence of Indebtedness or Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

(f)          For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced, plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(g)          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(h)          [Reserved].

(i)          For purposes of this Indenture, (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) Senior Indebtedness shall not be deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because such other Senior Indebtedness is guaranteed by other obligors.

SECTION 4.10          Asset Sales.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person (other than the Company or any of its Restricted Subsidiaries) assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of or the Equity Interests issued; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision and for no other purpose:

(A) any liabilities (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred, increased or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence, increase or accrual had taken place on the date of such balance sheet, as determined in good faith by the Company) of the Company or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or the applicable Guarantee) that are assumed by the transferee of any such assets or that are otherwise extinguished by the transferee in connection with such transaction and for which the Company and all such Restricted Subsidiaries have been released;

(B) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(C) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C), less the amount of any cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection in respect of such Designated Non-cash Consideration, not to exceed the greater of (x) $35.0 million and (y) 12.5% of LTM EBITDA, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)          Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,
(1) to permanently reduce Indebtedness as follows:

(A) to permanently reduce Secured Indebtedness, including Indebtedness under the ABL Credit Facility, in each case, that is secured by a Lien that is permitted by this Indenture and (if applicable) to permanently reduce commitments with respect thereto;

(B) to permanently reduce Obligations under other Senior Indebtedness of the Company or a Subsidiary Guarantor (and (if applicable) to permanently reduce commitments with respect thereto); provided that the Company shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes; provided further that all reductions of Obligations under the Notes shall be made as provided under any applicable optional redemption provisions or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes of the applicable Series that would otherwise be prepaid; or

(C) if the assets that are the subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Subsidiary Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or any Restricted Subsidiary;

(2) to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other businesses, properties, assets or intellectual property rights that, in the case of each of (A), (B) and (C), are used or useful in a Similar Business;

(3) to make an Investment in (A) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other businesses, properties, assets or intellectual property rights that, in the case of each of (A), (B) and (C), replace the businesses, properties, assets or intellectual property rights that are the subject of such Asset Sale; or

(4) any combination of the foregoing;

provided that, in the case of clauses (2) and (3) of this Section 4.10(b), a binding commitment entered into not later than the end of such 450-day period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that an amount equal to the Net Proceeds will be applied to satisfy such commitment within 180 days of the end of such 450-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before an amount equal to the Net Proceeds is so applied, then the Company or such Restricted Subsidiary shall be permitted to apply an amount equal to the Net Proceeds in any manner set forth above before the expiration of such 180-day period and, in the event the Company or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds.

(c)          Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds the greater of (x) $50.0 million and (y) 20.0% of LTM EBITDA (the “Excess Proceeds Threshold”), the Company shall make an offer to all Holders of the Notes and, if required by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is an integral multiple of $1,000 (but in minimum amounts of $2,000 of principal amount) that may be purchased with such Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, and in the case of any Senior Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in each case in accordance with the procedures set forth in this Indenture.  The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee for delivery to the Holders.  The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period. Upon the completion of each Asset Sale Offer (including a voluntary Asset Sale Offer with respect to all Excess Proceeds even though less than the Excess Proceeds Threshold), the amount of Excess Proceeds shall be reset to zero.

(d)          To the extent that the aggregate principal amount of Notes and such Senior Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purposes not otherwise prohibited under this Indenture.  If the aggregate principal amount of Notes or Senior Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, such Notes or Senior Indebtedness, as the case may be, will be purchased on a pro rata basis based on the accreted value or principal amount of such Notes or Senior Indebtedness, as the case may be, tendered (and the Trustee or Registrar will select the tendered Notes of tendering holders on a pro rata basis, or such other basis in accordance with DTC procedures, based on the amount of Notes tendered).

(e)          Pending the final application of any Net Proceeds, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Indenture by virtue thereof.

(g)          The Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified, prior to the occurrence of such Asset Sale, with the written consent of the Holders of a majority in principal amount of the Notes of the applicable Series then outstanding.

SECTION 4.11          Transactions with Affiliates.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, or make or amend, any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $5.0 million and (y) 2.0% of LTM EBITDA, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, as determined in good faith by the Company, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $50.0 million and (y) 20.0% of LTM EBITDA, a resolution adopted by the majority of the disinterested members of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b)          Section 4.11(a) shall not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 4.07 and the definition of “Permitted Investment”;

(3) the payment of reasonable and customary compensation and fees paid to, and indemnities provided for the benefit of, or employment, service or benefit plan agreements with or for the benefit of, former, current or future officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(4) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor either stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that such terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) any agreement as in effect as of the Original Issue Date, or any amendment, supplement, modification, extension or renewal thereto or thereof or any transaction contemplated thereby (including pursuant to any amendment, supplement, modification, extension or renewal thereto or thereof) or by any replacement agreement thereto (so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Original Issue Date as determined in good faith by the Company);

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries, as determined in good faith by the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the sale and/or issuance of Equity Interests of the Company to any director, officer, employee or consultant of the Company or its Restricted Subsidiaries;

(8) any issuances of securities or other payments, awards, grants in cash, securities or otherwise or loans (or cancellation of loans) to employees or consultants of the Company or any of its Restricted Subsidiaries pursuant to, or for the funding of, employment arrangements or agreements, stock option plans, stock ownership plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith;

(9) any transaction with any Person that is an Affiliate of the Company or any Restricted Subsidiary that would constitute an Affiliate Transaction solely because the Company or any Restricted Subsidiary owns (directly or indirectly) an equity interest in, or controls (including pursuant to any management agreement or otherwise), such Person;

(10) transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Affiliate receives the same consideration or is treated in the same manner as non-Affiliates that are party to (or have the benefit of) such transaction;

(11) any agreement that grants SEC registration rights or customary exchange offer rights to the direct or indirect securityholders of the Company or any Restricted Subsidiary (and the performance of any such agreement); and

(12) transactions entered into as part of a Permitted Receivables Financing on customary terms (as determined by the board of directors of the Company).

SECTION 4.12          Liens.

(a)          The Company shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee of the Company or any Subsidiary Guarantor, on any asset or property of the Company or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of any Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes (and exchange notes with respect thereto) and the related Guarantees.

(b)          Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each Lien (other than a release as a result of the enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee pursuant to Section 4.12(a).

SECTION 4.13          Offer to Repurchase Upon Change of Control.

(a)          If a Change of Control occurs, unless the Company has previously or concurrently mailed, or delivered electronically if held by DTC, a redemption notice with respect to all the outstanding Notes under the applicable optional redemption provisions, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof (or such higher amount as the Company may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, unless the Company has previously or concurrently mailed, or delivered electronically if held by DTC, a redemption notice with respect to all the outstanding Notes as described in Section 3.07 the Company will send notice of such Change of Control Offer by first-class mail, or electronic delivery, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with respect to the Notes, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (8) of this Section 4.13;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment required to be made, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the applicable paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, telex, facsimile transmission, letter or, in the case of global notes, notice through the depositary’s systems, setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow; and

(8) if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional upon the occurrence of such Change of Control.

(b)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Section 4.13 by virtue of such conflict.

(c)          On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the applicable paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, the Company.

(d)          Notwithstanding anything to the contrary in this Indenture, the Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer (including an Alternate Offer) made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(e)          Notwithstanding anything to the contrary herein, a Change of Control Offer (including an Alternate Offer) may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(f)          The provisions under this Section 4.13 relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control, with respect to any Series of Notes, with the written consent of the Holders of a majority in principal amount of the Notes of the applicable Series then outstanding, including after the entry into an agreement that would result in the need to make a Change of Control Offer.

SECTION 4.14          Covenant Suspension.

(a)          If on any date following the Original Issue Date (i) the Notes of a Series have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day (the “Suspension Date” and, the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) and continuing until the occurrence of the Reversion Date, (i) the Company shall promptly provide notice of such Covenant Suspension Event to the Trustee and (ii) the covenants specifically listed under the following sections of this Indenture will not be applicable to such Series of Notes (collectively, the “Suspended Covenants”):

(1) Section 4.10;

(2) Section 4.07;

(3) Section 4.09;

(4) Section 5.01(a)(4);

(5) Section 4.11;

(6) Section 4.06; and

(7) Section 10.06.

(b)          During any period that the foregoing Sections have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries, unless such designation would have complied with Section 4.07 as if such Section were in effect during such period.

(c)          In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the applicable Notes below an Investment Grade Rating, then (i) the Company shall promptly provide notice of such Reversion Date to the Trustee and (ii) the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.  The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.”  Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

(d)          [Reserved].

(e)          During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) to the extent provided for in such covenant, and any Permitted Lien that refers to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and for no other covenant).

(f)          Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries during the Suspension Period shall give rise to a Default or Event of Default under any of the Suspended Covenants; provided that (1) after such reinstatement, the amount of Restricted Payments since the Original Issue Date will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3); (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(5); and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1).

ARTICLE V

SUCCESSORS

SECTION 5.01          Merger, Consolidation or Sale of All or Substantially All Assets.

(a)          The Company.  The Company may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes, pursuant to a supplemental indenture or other documents or instruments;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) on a Pro Forma Basis,

(a) the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(b) the Fixed Charge Coverage Ratio of the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be equal to or greater than such ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless (i) it is the other party to the transactions described above, in which case Section 5.01(b)(1)(b) shall apply or (ii) the Company is the surviving entity, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the applicable Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with this Indenture.

The Successor Company will succeed to, and be substituted for, the Company under this Indenture, the Guarantees and the Notes, as applicable.  Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor; and

(2) the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof or for the sole purpose of forming or collapsing a holding company structure.

(b)          Subsidiary Guarantors.  No Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, any Person unless:

(1) (a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than a Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such

Guarantor’s related Guarantee pursuant to a supplemental indenture or other documents or instruments; and

(c) immediately after such transaction, no Default or Event of Default exists;

(2) the transaction is made in compliance with Section 4.10, if applicable; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Subject to Section 5.02, the Successor Person will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee.  Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company, in each case, without regard to the requirements set forth in the preceding paragraph.

SECTION 5.02          Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01          Events of Default.  Unless otherwise indicated for a particular Series of Notes by a Board Resolution, a supplemental indenture hereto or an Officer’s Certificate, each of the following constitutes an “Event of Default” with respect to each Series of Notes:

(1)          default in payment when due and payable (whether at maturity, upon redemption, acceleration or otherwise) of principal of, or premium, if any, on the Notes of such Series;

(2)          default for 30 days or more in the payment when due of interest on or with respect to the Notes of such Series;

(3)          failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% of the aggregate principal amount of the then outstanding Notes of a Series (with a copy to the Trustee) to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture or the applicable Notes; provided that no such notice may be given with respect to any action taken, and reported publicly or to the Holders, more than two years prior to such notice;

(4)          default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee exists on the Original Issue Date or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to $100.0 million or more;

(5)          failure by the Company or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $100.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and in the event such judgment is covered by insurance (subject to customary deductibles), an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)          the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case, files for suspension of payments or any similar relief;

(B)          consents to the entry of an order for relief against it in an involuntary case, files for bankruptcy or commences a similar insolvency proceeding;

(C)          consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)          makes a general assignment for the benefit of its creditors;

(7)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)          appoints a Custodian of the Company or any Significant Subsidiary for all or substantially all of its property; or

(C)          orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign law or laws, and the order or decree remains unstayed and in effect for 60 days;

(8)          the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void, or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

The term “Custodian” means, for the purposes of this Article VI only, any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall, within 30 days of any Officer becoming aware of any continuing Default, deliver to the Trustee a statement specifying such Default and steps to be taken to cure such Default.

SECTION 6.02          Acceleration.

(a)          If an Event of Default with respect to any Series of Notes at the time Outstanding (other than an Event of Default specified in Section 6.01(6) or (7)) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the Outstanding Notes of that Series by notice to the Company (and to the Trustee, if notice is given by the Holders), may declare the principal amount of (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest on all the Notes of that Series to be due and payable.  Upon such a declaration, such amounts shall be due and payable immediately.  If an Event of Default specified in Section 6.01(6) or (7) occurs, the principal amount of (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest on all the Notes of each Series of Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)          At any time after the principal of the Notes of any Series of Notes shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Holders of a majority in principal amount of the Notes of that Series then Outstanding hereunder, by written notice to the Trustee, may rescind and annul such declaration and its consequences if:  (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes of that Series and the principal of (and premium, if any, on) any and all Notes of that Series that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the Notes of that Series to the date of such payment or deposit and all reasonable expenses, disbursements and advances of the Trustee (including reasonable compensation, disbursements and expenses of the Trustee’s counsel) and compensation for the Trustee’s services) and (ii) any and all Events of Default under this Indenture with respect to such Series of Notes, other than the nonpayment of principal (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note) and interest, if any, on Notes of that Series that have become due solely by such declaration of acceleration, shall have been remedied or waived as provided in Section 6.04.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c)          In the event of any Event of Default specified in Section 6.01(4), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(d)          Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default, shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee.

(e)          If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Company has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration shall be voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee, which obligations shall continue to survive.

(f)          Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as to bankruptcy or similar proceedings shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any holder of Notes that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing DTC it shall provide a written representation to the Company that it is a Regulated Bank.

(g)          For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy in good faith. The Trustee shall have no liability to the Company, any holder of the Notes or any other Person in acting in good faith on a Noteholder Direction.

With their acquisition of the Notes, each holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Company in accordance with the terms of this Indenture. Each holder and subsequent purchaser of the Notes waives any and all claims, in law or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee, in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes arising out of or in connection with a  Noteholder Direction; in each case, other than arising out of or in respect of the Trustee’s gross negligence, bad faith or willful misconduct.

(h)          The Company waives any and all claims, in law or in equity, against the Trustee, and agrees not to commence any legal proceedings against the Trustee, in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes arising out of or in connection with the following instructions or taking actions in accordance with a Noteholder Direction; in each case, other than arising out of or in respect of the Trustee’s gross negligence, bad faith or willful misconduct.

(i)          Any and all other actions that the Trustee takes or omits to take in connection with any Noteholder Direction and all fees, costs and expenses of the Trustee and its agents and counsel arising thereunder and in connection therewith shall be covered by the Company’s indemnifications under the indemnification provisions of this Indenture.

SECTION 6.03          Other Remedies.  If an Event of Default with respect to any Series of Notes occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as shall be most effectual to protect and enforce such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Trustee may institute and maintain a suit or legal proceeding even if it does not possess any of the Notes of a Series or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default with respect to any Series of Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04          Waiver of Past Defaults.  The Holders of a majority in principal amount of the Outstanding Notes of any Series may, on behalf of the Holders of all the Notes of such Series by written notice to the Trustee, waive an existing Default except (i) a Default in the payment of the principal amount of (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest on a Note of that Series, (ii) a Default arising from the failure to redeem or purchase any Note of that Series when required pursuant to the terms of this Indenture or (iii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder of that Series affected; provided, however, that the Holders of a majority in principal amount of the Outstanding Notes of any Series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration in accordance with Section 6.02.  When a Default is waived, it shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05          Control by Majority.  The Holders of a majority in principal amount of the Outstanding Notes of any Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that Series; provided that (i) such direction shall not conflict with law or this Indenture or expose the Trustee to personal liability, or be unduly prejudicial to Holders not joining therein, and (ii) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to security or indemnity reasonably satisfactory to the Trustee against all fees, losses, liabilities and expenses related to taking or not taking such action.  The Trustee shall be under no obligation to execute any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee.

SECTION 6.06          Limitation on Suits.  Except to enforce the right to receive payment of the principal amount of (or, in the case of Original Issue Discount

Notes, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest on the Notes of any Series held by such Holder when due, no Holder of a Note of that Series may pursue any remedy with respect to this Indenture or the Notes of that Series unless:

(i)          such Holder has previously given the Trustee written notice that an Event of Default with respect to the applicable Series of Notes is continuing;

(ii)          Holders of at least 30% in the aggregate principal amount of all Outstanding Notes of such Series have requested in writing that the Trustee pursue the remedy;

(iii)          Holders of the applicable Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense in connection therewith;

(iv)          the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v)          Holders of a majority in principal amount of all Outstanding Notes of such Series have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of Notes of any Series may not use this Indenture to prejudice the rights of another Holder of that Series or to obtain a preference or priority over another Holder of that Series.

SECTION 6.07          Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the principal amount of (or, in the case of Original Issue Discount Notes, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest on the Notes held by such Holder, on or after their Maturity Dates, or to bring suit for the enforcement of any such payment on or after their Maturity Dates, is absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

SECTION 6.08          Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and any amounts provided for hereunder.

SECTION 6.09          Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the

Company and the Guarantors, their creditors or their property and shall be entitled and empowered to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee or liquidator (or other similar official) in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee hereunder. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10          Priorities.  Any money or property collected by the Trustee pursuant to this Article VI with respect to any Series of Notes shall be applied in the following order, at the date or dates fixed by the Trustee, and, in case of the distribution of such money on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST:  to the Trustee acting in any capacity hereunder and any Agent, for all amounts due hereunder;

SECOND:  to Holders, for amounts due and unpaid on the Notes of that Series for the principal amount of (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of that Series for the principal amount of (or, in the case of Original Issue Discount Notes of that Series, the portion thereby specified in the terms of such Note), premium, if any, and accrued and unpaid interest, respectively; and

THIRD:  to the Company.

SECTION 6.11          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing, by any party litigant in the suit, of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the then Outstanding Notes of any Series.

SECTION 6.12          Waiver of Stay or Extension Laws.  The Company (to the extent it may lawfully do so) agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim to take the benefit or advantage of any stay or extension law, wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01          Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing with respect to any Series of Notes, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)          Except during the continuance of an Event of Default with respect to any Series of Notes:

(1)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture with respect to the Notes of that Series, as modified or supplemented by a supplemental indenture hereto, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)          in the absence of willful misconduct on its part, the Trustee may, with respect to Notes of that Series, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein nor shall the Trustee have any responsibility or liability for any information set forth therein).

(c)          No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, its own bad faith or its own willful misconduct, except that:

(1)          this paragraph does not limit the effect of paragraph (b) of this Section;

(2)          the Trustee shall not be liable for any error of judgment made in good faith unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)          no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02          Rights of Trustee.

(a)          The Trustee may conclusively rely on, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, notice, report, bond, request, direction, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it shall receive an Officer’s Certificate and an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)          The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed by it with due care.  No Depositary shall be deemed an agent of the Trustee, and the Trustee shall not be responsible for or have any liability for any act or omission by any Depositary.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers;

provided, however, that the Trustee’s conduct does not constitute gross negligence, bad faith or willful misconduct.

(e)          The Trustee may consult with counsel of its choice, and the advice or opinion of counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by it hereunder in reliance thereon.

(f)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company, and the Trustee may rely thereon.

(g)          The Trustee shall not be deemed to have notice of any Default or Event of Default with respect to the Notes of any Series unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such a Default is received by a Responsible Officer of the Trustee at the office of the Trustee, and such notice references such Notes and this Indenture and states that it is a notice of Default.

(h)          The rights, privileges, protections, immunities and benefits given to the Trustee hereunder, including, without limitation, its right to be indemnified, are extended to and shall be enforceable by the Trustee in each of its capacities and any Agent.

(i)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the fees, costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(j)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee  may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(k)          The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(l)          The Trustee shall not be required to give any bond or surety in respect of the performance of its duties or powers hereunder.

(m)          The Trustee may request that the Company deliver a certificate of incumbency setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(n)          In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or other force majeure events, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(o)          The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, as amended, the Trustee, in accordance with requirements applicable to financial institutions, may be required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  Each party to this Indenture agrees that it will provide the Trustee with such information as the Trustee may request in order for the Trustee to comply with the requirements of the U.S.A. PATRIOT Act applicable to the Trustee.

(p)          The Trustee shall not be responsible or liable for special, indirect, punitive or consequential losses or damages (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(q)          Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of willful misconduct on its part, rely upon an Officer’s Certificate.

SECTION 7.03          Individual Rights of Trustee.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Section 7.10.

SECTION 7.04          Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s uses of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or the Guarantors in this Indenture, in the Notes or in any document executed in connection with the sale of the Notes, other than those set forth in the Trustee’s certificate of authentication. The recitals contained herein and in the Notes shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility or liability for their correctness.

SECTION 7.05          Notice of Defaults.  If a Default with respect to Notes of any Series occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail (or electronically deliver in accordance with the procedures of DTC to each Holder of that Series notice of the  Default within 60 days after it occurs, unless such Default shall have been cured or waived.  The Trustee may withhold the notice (except in the case of a Default in payment of principal, premium or interest) if and so long as the Trustee determines that withholding the notice is in the interests of the Holders of such Series of Notes.

SECTION 7.06          [Reserved].

SECTION 7.07          Compensation and Indemnity.  The Company and the Guarantors shall pay to the Trustee (acting in any capacity hereunder) and any Agent from time to time compensation for all services rendered by the Trustee as the Company and the Trustee shall agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company and the Guarantors shall reimburse the Trustee (acting in any capacity hereunder) and any Agent upon request for all reasonable and duly documented out-of-pocket expenses, disbursements and advances incurred or made by it in accordance with any provision of this Indenture, including costs of collection and the fees, expenses and disbursements of their respective agents and counsel, in addition to the reasonable compensation for their respective services.  The Company and Guarantors shall, jointly and severally, indemnify and hold harmless the Trustee (acting in any capacity hereunder) or any Agent and their respective officers, directors, employees and agents against any and all loss, liability or expense incurred on its part, arising out of or in connection with the acceptance or administration of this Indenture or the transactions contemplated hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and regardless of whether such claim is brought by the Company, a Guarantor, a Holder, or any third party.  The Trustee or any Agent shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure to so notify the Company shall not relieve the Company and Guarantors of their indemnity obligations hereunder, except to the extent that the rights of the Company or the Guarantors are actually prejudiced by such failure.  Neither the Company nor any Guarantor will need to reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party attributable to such party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.  The Company and the Guarantors shall not be obligated to pay any settlement effected without their prior written consent (which shall not be unreasonably withheld).

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and/or interest on particular Notes.

The Company’s and the Guarantors’ payment obligations pursuant to this Section 7.07 and the rights, protections and indemnities afforded to the Trustee and any Agent under this Article VII shall survive the satisfaction or discharge of this Indenture or the resignation or removal of the Trustee or any Agent, as the case may be.  When the Trustee or any Agent incurs expenses after the occurrence of a Default specified in Section 6.01(6) or (7) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Any right, protection and indemnity provided to the Trustee hereunder shall also be afforded to any Agent hereunder or under any supplemental indenture.

SECTION 7.08          Replacement of Trustee.  The Trustee may resign with respect to the Notes of any Series by so notifying the Company in writing at least 30 days prior to the date of the proposed resignation.  The Holders of a majority in principal amount of the Notes of any Series may remove the Trustee and may appoint a successor Trustee with respect to such Series of Notes by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal.  The Company shall remove the Trustee with respect to Notes of one or more Series if:

(1)          the Trustee fails to comply with Section 7.10;

(2)          the Trustee is adjudged bankrupt or insolvent;

(3)          a receiver or other public officer takes charge of the Trustee or its property; or

(4)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes of any Series and such Holders do not reasonably promptly appoint a successor Trustee or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to each Series of Notes for which it is acting as Trustee under this Indenture.  The successor Trustee shall mail or otherwise deliver a notice of its succession to Holders of that Series of Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least a majority in principal amount of the Notes of that Series may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder of that Series of Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee with respect to fees, expenses and liabilities incurred by it prior to such replacement.  The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

SECTION 7.09          Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and if at that time any of the Notes shall not have been authenticated, any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Any corporation into which the Trustee or any Paying Agent may be merged or converted, or any corporation with which the Trustee or Paying Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or Paying Agent shall be a party, or any corporation, including affiliated corporations, to which the Trustee or Paying Agent shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Indenture become the successor Trustee or Paying Agent under this Indenture or any supplemental indenture without the execution or filing of any paper or any further act on the part of the parties to this Indenture, unless otherwise required by the Company, and after the said effective date all references in this Indenture or supplemental indenture to the Trustee or any Paying Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Company by the Trustee or Paying Agent, as applicable.

SECTION 7.10          Eligibility; Disqualification.  There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE, COVENANT DEFEASANCE
AND SATISFACTION AND DISCHARGE

SECTION 8.01          Option To Effect Legal Defeasance or Covenant Defeasance.  The Company may, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all Outstanding Notes of any Series upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02          Legal Defeasance and Discharge.  Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02 with respect to any Series of Notes, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all Outstanding Notes of that Series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)          the rights of Holders of Notes of the applicable Series to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(b)          the Company’s obligations with respect to such Notes of that Series under Sections 2.05, 2.06, 2.08, 2.09 and 2.11 hereof;

(c)          the rights, indemnities and immunities of the Trustee (and any Agent) hereunder and the Company’s and Guarantors’ obligations in connection therewith (including, but not limited to, the rights of the Trustee (and any Agent) and the duties of the Company and Guarantors under Section 7.07, which shall survive despite the satisfaction in full of all obligations hereunder); and

(d)          Sections 8.02, 8.04, 8.05, 8.06, 8.07 and 8.08 hereof.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.  In the event that the Company terminates all of its obligations under the Notes and this Indenture (with respect to such Series of Notes) by exercising the Legal Defeasance option or the Covenant Defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

SECTION 8.03          Covenant Defeasance.  Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to any Series of Notes, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.02, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.13 of this Indenture (if applicable to such Series) and any covenants made applicable to the Series of Notes that are subject to defeasance under the terms of a Board Resolution, a supplemental indenture hereto or an Officer’s Certificate with respect to the Outstanding Notes of that Series on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of that Series shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes of that Series, the Company and its Restricted Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to any Series of Notes, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (only with respect to defeased covenants hereunder), 6.01(4), 6.01(5) and 6.01(8) hereof shall not constitute Events of Default with respect to such Notes. In the event that the Company terminates all of its obligations under the Notes and this Indenture (with respect to such Series of Notes) by exercising the Legal Defeasance option or the Covenant Defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

SECTION 8.04          Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the Outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any Series of Notes:

(1)          the Company must irrevocably deposit or cause to be irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of that Series of Notes, cash in Dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Outstanding Notes of that Series on the Stated Maturity Date or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)          in the case of an election under Section 8.02 hereof, the Company shall have delivered, or cause to be delivered, to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of an election under Section 8.03 hereof, the Company shall have delivered, or cause to be delivered, to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Outstanding Notes of that Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default (other than a Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date the Company makes such deposit;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the ABL Credit Facility or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)          the Company shall have delivered, or shall have caused to be delivered, to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(7)          the Company shall have delivered, or shall have caused to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel (which

Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing provisions of this Section 8.04, the Opinion of Counsel required by Section 8.04(2) with respect to a Legal Defeasance need not be delivered if all Notes of such Series not therefore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name, and at the Company’s expense.

SECTION 8.05          Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and Government Securities (including any proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the Outstanding Notes of the Series shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes of that Series.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof that, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06          Repayment to the Company.  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or, if then held by the Company, shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof as general creditors, unless an applicable abandoned property law designates another person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the

Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.07          Satisfaction and Discharge of Indenture.  If at any time:

(a)          either:

(i)          all Notes of a Series theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)          all Notes of such Series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of any Notes of such Series, cash in Dollars, Government Securities, or a combination thereof in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes of such Series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium (as defined in the Board Resolution, a supplemental indenture or Officer’s Certificate, as applicable, establishing such Series of Notes), the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium (as defined in the Board Resolution, a supplemental indenture or Officer’s Certificate, as applicable, establishing such Series of Notes) calculated as of the date of the notice of redemption, with any deficit as of the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption;

(b)          the Company has paid or caused to be paid all sums payable by it under this Indenture;

(c)          the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such Series at maturity or the redemption date, as the case may be; and

(d)          the Company shall have delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate, each stating that all conditions precedent relating to the satisfaction and discharge of this Indenture with respect to such Series have been complied with, then this Indenture shall thereupon cease to be of further effect with respect to such Series except for the rights, indemnities and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith (including, but not limited to, the rights of the Trustee and the duties of the Company and the Guarantors under Section 7.07, which shall survive despite the satisfaction in full of all obligations hereunder) and, if money shall have been deposited with the Trustee pursuant to this Section 8.07:

(i)          the Company’s obligations with respect to such Notes of that Series under Sections 2.05, 2.06, 2.08, 2.09 and 2.11 hereof;

(ii)          the agreements of the Company and the Subsidiary Guarantors set forth in Article V; and

(iii)          Sections 8.02, 8.04, 8.05, 8.06, 8.07, 8.08 and 11.11 hereof, shall each survive until the Notes have been paid in full.

Upon the Company’s exercise of this Section 8.07, the Trustee, on demand of the Company and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture with respect to such Series.

SECTION 8.08          Reinstatement.  If the Trustee or any Paying Agent is unable to apply any Dollars or Government Securities in accordance with this Article VIII, as the case may be, by reason of any order or judgment of any court enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance this Article VIII; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.01          Without Consent of Holders.  The Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder:

(1)          to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder (as determined in good faith by the Company);

(3)          to comply with Section 5.01;

(4)          to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(5)          to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder (as determined in good faith by the Company);

(6)          to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7)          to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(8)          to provide for the issuance of exchange Notes or private exchange Notes that are identical to exchange Notes except that they are not freely transferable;

(9)          to provide for the issuance of Additional Notes in accordance with this Indenture;

(10)          to add a Guarantor under this Indenture and to allow a Guarantor to execute a supplemental indenture and/or guarantee the Notes or to release a Guarantor in accordance with the terms of this Indenture;

(11)          to conform the text of this Indenture, the Guarantees or the Notes to any provisions of the “Description of Notes” in the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes (as determined in good faith by the Company);

(12)          to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes (in each case, as determined in good faith by the Company);

(13)          to provide for the issuance of the Notes in a manner consistent with the terms of this Indenture; or

(14)          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

SECTION 9.02          With Consent of Holders.  Except as provided below, this Indenture, any Guarantee and the Notes (in each case with respect to one or more Series of Notes) may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of the applicable Series then Outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and any existing Default or compliance with any provision of this Indenture or the Notes issued hereunder may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes of the applicable Series then Outstanding (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).  However, without the consent of each Holder affected, an amendment or supplement may not, with respect to any Notes of such Series held by a non-consenting Holder:

(1)          make any change in the percentage of the principal amount of such Notes required for amendments or waivers;

(2)          reduce the principal of or change the fixed final maturity of any such Note or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(3)          reduce the rate of or change the time for payment of interest on any Note of such Series;

(4)          (A) waive a Default in the payment of principal of or premium, if any, or interest on the Notes of such Series, except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of all then Outstanding Notes of such Series, and a waiver of the Event of Default under Section 6.01(1) or 6.01(2) that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)          make any Note payable in money other than Dollars;

(6)          make any change in Section 9.01 or this Section 9.02;

(7)          impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Guarantees; or

(8)          make any change to or modify the ranking of the Notes of such Series that would adversely affect the Holders thereof.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof.  After an amendment or supplement under this Section becomes effective, the Company shall mail or otherwise deliver to all affected Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all such Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

For purposes of determining whether the Holders of the requisite principal amount of Notes of a Series have taken any action under this Indenture, the principal amount of Notes shall be deemed to be the principal amount of Notes as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Company.

SECTION 9.03          Revocation and Effect of Consents and Waivers.  A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.  After an amendment, supplement or waiver becomes effective, it shall bind every Holder of each Series affected by such amendment, supplement or waiver.

SECTION 9.04          Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Trustee or the Company so determine, the Company in exchange for the Note shall issue and the Trustee, upon a Company Order, shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.05          Trustee to Sign Amendments.  Upon the request of the Company, the Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not affect the rights, duties or immunities of the Trustee under this Indenture or otherwise.  If it does, the Trustee may, but need not, sign it.  In signing any amendment, supplement or waiver the Trustee shall be provided with and shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel, each stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.  The Trustee shall also be entitled to request indemnity reasonably satisfactory to it in connection with signing an amendment, supplement or waiver or taking any action (or refraining from taking any action) thereunder or in connection therewith.

ARTICLE X

GUARANTEES

SECTION 10.01          Guarantees.

(a)          Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes, on the terms set forth in this Indenture by executing this Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)          Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.

(c)          Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d)          Except as expressly set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e)          Subject to Section 10.02 and 10.03 hereof, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.

(f)          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g)          Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(h)          Each Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(i)          Each Guarantor shall promptly execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02          Limitation on Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.  Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03          Releases.  A Guarantee as to any Guarantor shall be automatically and unconditionally released and discharged, without further action required on the part of the Guarantor, the Trustee or any Holder of Notes, upon:

(1) (a) any direct or indirect sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, if such sale, exchange, transfer or other disposition is not in violation of the applicable terms of this Indenture;

(b) the release or discharge of the Indebtedness or guarantee of Indebtedness by such Guarantor that resulted in the creation of such Guarantee except a release or discharge by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision);

(c) the sale, exchange, transfer or other disposition of all or substantially all of the assets of such Guarantor, in a transaction that is not in violation of the applicable terms of this Indenture, to any Person who is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;

(d) the release or discharge of such Guarantor from its guarantee, and of all pledges and security, if any, granted by such Guarantor in connection with the ABL Credit Facility, except a release or discharge by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision); provided that at the time of such release or discharge, such Guarantor is not then a guarantor or an obligor in respect of any other Indebtedness that would require a Guarantee of the Notes under this Indenture;

(e) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.07 and the definition of “Unrestricted Subsidiary”; or

(f) the Company exercising its Legal Defeasance option or Covenant Defeasance option with respect to the Notes of such Series pursuant to Article VIII or the Company’s obligations under this Indenture being discharged with respect to the Notes in accordance with Article VIII;

and, in the case of this clause (1), such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to the release of such Guarantee shall have been complied with; or

(2) the consent of Holders of a majority in aggregate principal amount of the Outstanding Notes of each applicable Series.

Upon request of the Company, the Trustee shall evidence such release by executing a supplemental indenture, subject to receipt of an Officer’s Certificate, without the consent of any Holder of the Notes (other than a release or discharge pursuant to clause (2) above).

SECTION 10.04          Successors and Assigns.  This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.05          No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.06          Additional Guarantees.  The Company shall cause each Restricted Subsidiary, other than a Foreign Subsidiary or a Foreign Subsidiary Holding Company of the Company, that (a) incurs or guarantees any Indebtedness under the ABL Credit Facility or (b) guarantees other Indebtedness for borrowed money of the Company or any Guarantor in an aggregate principal amount in excess of $75.0 million to guarantee the Notes.

SECTION 10.07          Execution of Supplemental Indenture for Future Guarantors.  Each Subsidiary that is required to become a Guarantor pursuant to Section 10.06 shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit A hereto pursuant to which such Subsidiary shall become a Guarantor under this Article X and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Officer’s Certificate stating that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

SECTION 10.08          Non-Impairment.  The failure to endorse a Guarantee on any Notes shall not affect or impair the validity thereof.

SECTION 10.09          Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the Guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01          [Reserved].

SECTION 11.02          Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, electronic mail, facsimile transmission or overnight air courier guaranteeing next day delivery addressed as follows:

If to the Company:

Vista Outdoor Inc.
1 Vista Way
Anoka, Minnesota 55303
Attention: Dylan S. Ramsey, General Counsel
E-mail: Dylan.Ramsey@VistaOutdoor.com

with copies for information purposes only to

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Craig F. Arcella
E-mail: CArcella@cravath.com

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 700
Chicago, IL 60602
E-mail: CORCORPCSM.CHICAGO.LA@bnymellon.com
Attention: Corporate Trust Administration

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed by first-class mail (registered or certified, return receipt requested)  to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed (or otherwise in accordance with the procedures of DTC).

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.

Notwithstanding any other provisions of this Indenture or any Notes, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture  and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted therefrom.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its reasonable, good faith discretion elects to act upon such Instructions, the Trustee’s reasonable, good faith understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, except to the extent resulting from the Trustee’s own gross negligence, bad faith or willful misconduct;

 provided, that the Trustee shall have a duty to use reasonable means available to the Trustee to promptly resolve such conflict or inconsistency with the Authorized Officers who have provided such Instructions.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

SECTION 11.03          [Reserved].

SECTION 11.04          Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1)          an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)          an Opinion of Counsel stating that all such conditions precedent have been complied with.

SECTION 11.05          Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)          a statement that the individual making such certificate or opinion has read such covenant or condition (and the related definitions);

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06          Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.07          Legal Holidays.  Unless otherwise provide by Board Resolution, Officer’s Certificate or supplemental indenture hereto for any particular Series, a “Legal Holiday” is a Saturday, a Sunday or a day on which commercial banking institutions are required to be closed in the State of New York or a place of payment with respect to the Notes.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a Regular Record Date is a Legal Holiday, the record date shall not be affected.

SECTION 11.08          Governing Law.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.09          No Personal Liability of Directors, Officers, Employees and Stockholders.  No present, past or future director, officer, employee, member, partner, incorporator or equityholder of the Company, any Guarantor or any Subsidiary of the Company or any of their respective direct or indirect parent companies (except for the Company or any Subsidiary in its capacity as obligor or guarantor in respect of the Notes and not in its capacity as equityholder of any Subsidiary Guarantor) shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.10          Successors.  All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11          Multiple Originals; Electronic Signatures.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution”, “signed”, “signature” and words of like import in this Indenture relating to the execution and delivery of this Indenture and any documents to be delivered in connection herewith shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com).

SECTION 11.12          Waiver of Jury Trial.  EACH PARTY HERETO AND EACH HOLDER BY ITS ACCEPTANCE OF A NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.13          Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14          Severability.  If any provision in this Indenture is deemed unenforceable, it shall not affect the validity or enforceability of any other provision set forth herein, or of this Indenture as a whole.

SECTION 11.15           Submission to Jurisdiction and Venue.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS INDENTURE, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY SUBMITS TO AND ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;  AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY; AGREES THAT SERVICE AS PROVIDED ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES EACH OTHER PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION HAVING JURISDICTION OVER SUCH PARTY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Sudhanshu S. Priyadarshi
	Name:	Sudhanshu S. Priyadarshi
	Title:	Chief Financial Officer

AMMUNITION OPERATIONS LLC
BEE STINGER, LLC
BELL CHINA INVESTMENTS, INC.
BELL RACING COMPANY
BELL SPORTS CORP.
BELL SPORTS, INC.
BUSHNELL GROUP HOLDINGS, INC.
BUSHNELL HOLDINGS, INC.
BUSHNELL INC.
C PREME LIMITED LLC
CAMELBAK ACQUISITION CORP.
CAMELBAK INTERNATIONAL, LLC
CAMELBAK PRODUCTS, LLC
EAGLE INDUSTRIES UNLIMITED, INC.
EAGLE MAYAGUEZ, LLC
EAGLE NEW BEDFORD, INC.
EASTON SPORTS ASIA, INC.
FEDERAL CARTRIDGE COMPANY
GOLD TIP, LLC
I LIVE OUTDOORS, LLC
LOGAN OUTDOOR PRODUCTS, LLC
MICHAELS OF OREGON CO.
MIKE’S HOLDING COMPANY
MILLETT INDUSTRIES
NIGHT OPTICS USA, INC.
NORTHSTAR OUTDOORS, LLC
OLD WSR, INC.
STONEY POINT PRODUCTS INC.
TASCO HOLDINGS, INC.
TASCO OPTICS CORPORATION
VISTA COMMERCIAL AMMUNITION COMPANY INC.

[Signature Page to Indenture]

VISTA COMMERCIAL AMMUNITION HOLDINGS COMPANY INC.
VISTA OUTDOOR OPERATIONS LLC
VISTA OUTDOOR SALES LLC

By:	/s/ Sudhanshu S. Priyadarshi
	Name:	Sudhanshu S. Priyadarshi
	Title:	Chief Financial Officer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF SUPPLEMENTAL INDENTURE FOR
ADDITIONAL SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [   ], 20[ ], among [   ] (the “Guaranteeing Subsidiary”), a subsidiary of VISTA OUTDOOR INC., a Delaware corporation (the “Company”), the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented from time to time, the “Indenture”), dated as of March 3, 2021, among the Company, the Guarantors named therein and the Trustee, providing for the issuance from time to time of notes (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Sections 9.01, 10.06 and 10.07 of the Indenture, the Trustee, the Company and the other Guarantors are authorized and required to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.          Capitalized Terms.  Unless otherwise defined in this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.          Agreement to be Bound; Guarantee.  The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations (including the Guaranteed Obligations) and agreements of a Subsidiary Guarantor under the Indenture.  In furtherance of the foregoing, the Guaranteeing Subsidiary shall be deemed a Subsidiary Guarantor for purposes of Article X of the Indenture, including, without limitation, Section 10.02 thereof.

3.          NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
A-1

4.          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution”, “signed”, “signature” and words of like import in this Supplemental Indenture relating to the execution and delivery of this Supplemental Indenture and any documents to be delivered in connection herewith shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com).

5.          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

7.          Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

VISTA OUTDOOR INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: